EXHIBIT 11


STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                 Years ended December 31,
                               1996     1995(1)      1994(1)

Average shares outstanding   1,288,522  1,279,002   1,276,800
                            ==========  =========   =========

Net income                  $3,859,466 $3,592,252  $2,455,376
                            ==========  =========  ==========

Earnings per common share   $     3.00 $     2.81  $     1.92
                            ==========  =========  ==========



(1) Restated to reflect the October 1996 two-for-one stock split paid in the form of a 100% stock dividend.